SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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SPHERION CORPORATION
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 9, 2009

To our Stockholders:

     On behalf of the Board of Directors, it is our pleasure to invite you to attend the annual meeting of stockholders of Spherion Corporation.

     As shown in the notice enclosed, the annual meeting will be held at 9:00 a.m. (Eastern Daylight Time) on Wednesday, May 20, 2009 at our corporate headquarters, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309. At the annual meeting we will be acting on the matters described in this proxy statement. If you will need directions to the annual meeting, or if you require special assistance at the annual meeting because of a disability, please contact Ms. Dahlton Bennington at (954) 308-8427.

     We hope you will be able to attend our annual meeting. However, whether or not you are personally present, it is important that your shares be represented at this meeting to assure the presence of a quorum. Whether or not you plan to attend the annual meeting, you are urged to date, sign and mail the enclosed proxy card in the envelope provided or vote by telephone or on-line.

     Thank you for your support.

Sincerely,

Roy G. Krause	James J. Forese
President & Chief Executive Officer	Chairman

SPHERION CORPORATION
_____________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
_____________

To Be Held
Wednesday, May 20, 2009
9:00 a.m. EDT

To our Stockholders:

     NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of SPHERION CORPORATION, a Delaware corporation, will be held at 9:00 a.m. (Eastern Daylight Time) on Wednesday, May 20, 2009 at our corporate headquarters, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309. At the Annual Meeting, our stockholders will be asked to consider and vote upon the following matters:

1.	The election of three Class I members of the Board of Directors to hold office until the 2012 annual meeting of stockholders or until their successors are duly elected and qualified.

2.	A proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditors for the 2009 fiscal year.

3.	The transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     Only stockholders of record at the close of business on March 23, 2009 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

BY ORDER OF THE BOARD OF DIRECTORS,

Thad S. Florence
Secretary

Fort Lauderdale, Florida
April 9, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2009

The accompanying proxy statement and the 2008 Annual Report on Form 10-K are available at
http://investor.spherion.com

—IMPORTANT—

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE OR VOTE BY TELEPHONE OR ON-LINE. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

THANK YOU FOR VOTING PROMPTLY.

TABLE OF CONTENTS

About the Annual Meeting	1
Purpose of the Annual Meeting	1
Voting at the Annual Meeting	1
Voting rights of the holders of our Common Stock	1
Quorum	1
How to vote	2
Changing your vote	2
The Board’s recommendations	2
Required vote for approval	3

Corporate Governance and Board Matters	3
General	3
Board Committees	3
Director Independence	4
Director Selection Process	4
Board Compensation	5
Certain Relationships and Related Transactions	6
Corporate Governance Guidelines and Code of Ethics	6
Communication with the Board Of Directors	7
Stockholder Proposals	7

Executive Compensation	8
Compensation Committee Governance	8
Compensation Committee Interlocks and Insider Participation	8
Compensation Committee Report	8
Compensation Discussion and Analysis	9
Summary Compensation Table	18
Grants of Plan-Based Awards	19
Outstanding Equity Awards at Fiscal Year-End	20
Stock Vested During Fiscal 2008	21
Nonqualified Deferred Compensation	22
Potential Payments on Account of Retirement, Termination without Cause, Termination on Change in
Control, Death/Disability or Resignation	23
Post-Termination and Change in Control Benefits as of December 28, 2008	24

Audit-Related Matters	25
Audit Committee Report	25
Audit and Non-Audit Fees	26
Pre-Approval Policies and Procedures	26

Items to be Voted On	27
Item 1 - Election of Directors	27
Directors Standing for Election	27
Item 2 - Ratification of Appointment of Auditors	29
Other Matters	29

Other Information	30
Security Ownership of Certain Beneficial Owners and Management	30
Section 16(a) Beneficial Ownership Reporting Compliance	33
Proxy Solicitation Costs	33
Additional Information	34

2009 ANNUAL MEETING OF STOCKHOLDERS
OF
SPHERION CORPORATION
________________

PROXY STATEMENT
________________

     This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Spherion Corporation, a Delaware corporation (“Spherion” or “the Company”), of proxies from the holders of our common stock, $.01 par value per share (the “Common Stock”), for use at our 2009 Annual Meeting of Stockholders to be held pursuant to the enclosed Notice of Annual Meeting, at 9:00 a.m. (Eastern Daylight Time) on Wednesday, May 20, 2009, at our corporate headquarters, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309, telephone (954) 308-7600, or at any adjournments or postponements thereof (the “Annual Meeting”).

     The approximate date that this Proxy Statement and the enclosed form of proxy (“Proxy Card”) are first being sent to stockholders is April 9, 2009.

ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

     At the Annual Meeting, stockholders will act upon the matters outlined in the notice of meeting attached to this Proxy Statement. In addition, management will respond to questions by stockholders.

Voting at the Annual Meeting

     Only stockholders of record at the close of business on March 23, 2009, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the Common Stock that you held on that date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting.

Voting rights of the holders of our Common Stock

     Each stockholder is entitled to one vote on each matter properly presented at the Annual Meeting for each share of Common Stock owned by that stockholder at the close of business on the Record Date. Therefore, if you owned 100 shares of Common Stock at the close of business on March 23, 2009, you can cast 100 votes for each matter properly presented at the Annual Meeting. Stockholders do not have a right to cumulate their votes for directors.

Quorum

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the Common Stock outstanding on the Record Date will constitute a quorum, permitting us to conduct business at the Annual Meeting. As of the Record Date, there were 51,635,332 shares of Common Stock issued and outstanding and entitled to be voted at the Annual Meeting. Thus, the presence of the holders of Common Stock representing at least 25,817,667 shares will be required to establish a quorum. If less than a majority of the shares of Common Stock entitled to vote are represented at the Annual Meeting, the holders of a majority of the shares actually represented may adjourn the Annual Meeting to another date, time and place.

     Pursuant to Delaware law, proxies received but marked as abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum. Abstentions are counted as present and entitled to vote and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter. However, a broker non-vote on a matter is considered as not entitled to vote on that matter and thus is not counted as a vote cast in determining whether a matter has been approved.

     A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at our corporate headquarters, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309, during the Annual Meeting and during the ten day period prior to the Annual Meeting.

How to vote

     Depending on how you hold your Common Stock, there are several ways in which you may vote:

  Sign and return your Proxy Card. Any stockholder may complete and properly sign the accompanying Proxy Card and return it and your shares will be voted as you direct.

  Vote by Telephone. You may vote by telephone by following the instructions included with your Proxy Card. The deadline for voting by telephone is 11:59 p.m. (Eastern Daylight Time) on May 19, 2009. For those “street name” stockholders (stockholders whose shares are held through a broker or nominee) who wish to vote by telephone, please check your Proxy Card or contact your broker or nominee to determine whether you will be able to vote by telephone.

  Vote on the Internet. You may vote electronically through the Internet by following the instructions included with your Proxy Card. The deadline for voting electronically using the Internet is 11:59 p.m. (Eastern Daylight Time) on May 19, 2009. For those “street name” stockholders who wish to vote by using the Internet, please check your Proxy Card or contact your broker or nominee to determine whether you will be able to vote using the Internet.

  Attend the Annual Meeting in person. Any stockholder may attend the Annual Meeting in person and vote their shares in person; however, if you are a “street name” stockholder and you wish to vote in person at the Annual Meeting, you will need to obtain a proxy form from the institution that holds your shares.

  401(k) Plan stockholders. If you participate in Spherion’s 401(k) plan, you may vote the amount of shares of Common Stock credited to your account as of the Record Date. You may vote by instructing JPMorgan Chase Bank N.A., the trustee of the 401(k) plan, pursuant to the instruction card being delivered with this Proxy Statement to plan participants. The trustee will vote your shares in accordance with your duly executed instructions if received by May 15, 2009. If you do not send timely instructions, the nonvoted whole and fractional shares will be voted by the trustee in the same proportion that it votes the whole and fractional shares for which it did receive timely voting instructions.

     No matter what method you ultimately decide to use to vote your Common Stock, we urge you to vote promptly.

Changing your vote

     Even after you have submitted your Proxy Card you may change your vote at any time before the proxy is exercised by filing with our Corporate Secretary either a notice of revocation or a duly executed proxy bearing a later date; however, no such revocation or subsequent proxy will be effective unless and until written notice of the revocation or subsequent proxy is received by us at or prior to the Annual Meeting.

     For 401(k) shares, you may revoke previously given voting instructions on or before May 15, 2009 by filing with the trustee either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date.

The Board’s recommendations

     The Board’s recommendations are set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

  “for” election of the nominated slate of directors (see Item 1); and

  “for” ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the 2009 fiscal year (see Item 2).

     Unless you give other instructions on your Proxy Card, the persons named proxy holders on the Proxy Card will vote in accordance with the recommendations of the Board. With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

Required vote for approval

     Election of Directors. The affirmative vote of a plurality of the votes of the stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.

     Other Items. For each other item, the affirmative vote of the holders of a majority of the stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted as representing a share or shares represented by proxy and entitled to vote at the Annual Meeting. Accordingly, an abstention will have the effect of a negative vote.

CORPORATE GOVERNANCE AND BOARD MATTERS

General

     There are currently nine members of the Board of Directors:

     James J. Forese, Chairman
     Steven S. Elbaum
     William F. Evans
     Roy G. Krause
     J. Ian Morrison
     David R. Parker
     Barbara Pellow
     Anne Szostak
     A. Michael Victory

     The Board of Directors held eight meetings during the fiscal year ended December 28, 2008 (“Fiscal 2008”). All directors attended at least seventy-five percent of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served during Fiscal 2008. We do not have a formal policy regarding attendance by members of the Board of Directors at the annual meeting of stockholders, but we encourage directors to attend and historically, most have done so. At our last annual meeting of stockholders, held on May 20, 2008, all of our directors attended. The Board of Directors has the ability to retain outside advisors as it deems necessary in the performance of its duties.

Board Committees

     The standing committees of the Board include: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Prior to May 2008, a separate Corporate Governance Committee and a Nominating Committee existed. In May 2008, those separate committees were consolidated into one Corporate Governance and Nominating Committee. The following table sets forth Committee memberships as of the date of this Proxy Statement.

Corporate
Governance
	Audit	Compensation	and Nominating
Director	Committee	Committee	Committee
James J. Forese			**
Steven S. Elbaum	*		*
William F. Evans	**		*
Roy G. Krause
J. Ian Morrison		*	*
David R. Parker	*		*
Barbara Pellow		*	*
Anne Szostak		**	*
A. Michael Victory		*	*
____________________

*	Member
**	Chair

     The functions of the Audit Committee and its activities during Fiscal 2008 are described below in the Audit Committee Report. The Audit Committee held 13 meetings during Fiscal 2008. All members of the Audit Committee are “independent” within the meaning of the listing standards of the New York Stock Exchange (“NYSE”) and meet financial literacy and management expertise requirements. Chairman William F. Evans has been designated by the Board as an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the Securities Exchange Act of 1934, as amended. The charter of the Audit Committee is available on our website at www.spherion.com under the Corporate Governance tab found in the Investor Relations section, and a copy may be obtained by written request to our Corporate Secretary at Spherion Corporation, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309.

     All members of the Compensation Committee are “independent” within the meaning of the listing standards of the NYSE. The Compensation Committee grants stock and equity-linked awards, determines and approves, in consultation with the other independent directors, the Chief Executive Officer’s (“CEO”) annual compensation, evaluates the performance and approves the compensation of our executive officers including our Named Executive Officers (as defined on page 18), administers our equity-based plans, and reviews and makes recommendations to the Board concerning compensation for directors and approval of compensation plans requiring stockholder approval. For further information on the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, see Compensation and Discussion Analysis elsewhere in this proxy statement. The Compensation Committee held five meetings during Fiscal 2008. The charter of the Compensation Committee is available on our website at www.spherion.com under the Corporate Governance tab found in the Investor Relations section, and a copy may be obtained by written request to our Corporate Secretary at Spherion Corporation, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309.

     The Corporate Governance and Nominating Committee is comprised of all of the independent, non-employee directors and meets regularly in executive session without the presence of the CEO or other management. These executive sessions are presided over by the Committee’s Chairman who is selected annually by the Board of Directors. During Fiscal 2008, James J. Forese, as the Committee’s Chairman, presided over the executive sessions. The primary functions of the Corporate Governance and Nominating Committee include (i) developing and recommending to the Board a set of corporate governance guidelines; (ii) reviewing and recommending to the Board roles and compositions of the various Board committees; (iii) evaluating the performance of the Board; (iv) evaluating the performance of senior management; and (v) identifying and recommending nominees for election as directors. The Corporate Governance and Nominating Committee held four meetings during Fiscal 2008. The charter of the Corporate Governance and Nominating Committee is available on our website at www.spherion.com under the Corporate Governance tab found in the Investor Relations section, and a copy may be obtained by written request to the Corporate Secretary at Spherion Corporation, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309.

Director Independence

     The provisions of our Governance Principles regarding director independence meet the listing standards of the NYSE. A copy of our Governance Principles is also available on our website at www.spherion.com under the Corporate Governance tab found in the Investor Relations section, and a copy may be obtained by written request to our Corporate Secretary at Spherion Corporation, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309. The Board of Directors has determined that all of its members are “independent” within the meaning of these standards, with the exception of Roy G. Krause, who is also our President and Chief Executive Officer. The Board of Directors has determined that each independent director has no material relationship with the Company, other than in their capacity as an independent director and stockholder.

Director Selection Process

     The Corporate Governance and Nominating Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. The Committee has also retained, from time to time, a third-party executive search firm to identify candidates upon request of the Committee. A stockholder who wishes to recommend a prospective nominee for the Board should notify our

Corporate Secretary in writing with whatever supporting material the stockholder considers appropriate. The Corporate Governance and Nominating Committee will consider whether to nominate any person nominated by a stockholder pursuant to the provisions of our Restated By-laws relating to stockholder nominations as described in “Stockholder Proposals” on page 7.

     Once the Corporate Governance and Nominating Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request the third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee against the standards and qualifications set out in the charter of the Corporate Governance and Nominating Committee, including:

  the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties;

  the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board;

  the prospective nominee’s character and integrity; and

  the prospective nominee’s ability to be free of any conflict of interest.

     The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

Board Compensation

     Non-employee directors receive an annual retainer. The annual retainer is determined by the Board each year and is effective for a twelve-month period commencing on July 1st of such year. The Board may designate the manner in which the annual retainer shall be payable including, but not limited to, in cash, in shares of our Common Stock or in any combination thereof, and may permit up to 100% of the annual retainer to be deferred and paid to the directors in the form of Restricted Stock Units with a voluntary deferral feature (“RSUs”). The annual retainer payable to each non-employee director is currently set at $35,000. The Chairman of the Board receives an additional annual retainer in the amount of $125,000 payable in cash, RSUs or stock options, at the election of the Board. In 2008, the Board elected to pay the Chairman in cash. In addition, the Chairpersons of the Audit and Compensation Committees receive an additional annual retainer in the amount of $20,000, payable in cash.

     Additionally, non-employee directors are compensated at the rate of $2,000 per Board meeting attended and $1,500 per Committee meeting attended, each payable in cash. Directors are reimbursed for expenses incurred by them in connection with our business. In addition, Messrs. Evans, Morrison and Victory participate in certain of our health benefit plans for which they pay a premium to the Company.

     Each non-employee director is entitled to receive an annual grant of RSUs in an amount equal to $50,000 based on the value of the underlying Common Stock, vesting on the first anniversary of the date of grant. Ten thousand twenty-one (10,021) RSUs were granted to each non-employee director on July 1, 2008 and will vest on July 1, 2009.

     Non-employee directors are required to meet certain stock ownership guidelines. Each is required to own and hold a minimum of 10,000 shares of our Common Stock. Vested DSUs and vested RSUs count toward this requirement. All of our current directors have already met the stock ownership requirement. New directors have two years from the time of election to the Board to meet this requirement.

     Prior to July 2006, director retainers payable in shares of our Common Stock, and annual director grants, were in the form of Deferred Stock Units (“DSUs”) in accordance with the Deferred Stock Plan.

     The table below shows the total cash paid and equity-based compensation awarded in 2008 to each of our current non-employee directors.

	Fees Earned or	Stock
	Paid in Cash	Awards	Total
Name	($)	($) (1)	($)
James J. Forese	$196,500	$50,005	$246,505
Steven S. Elbaum	$ 86,500	$50,005	$136,505
William F. Evans	$ 96,500	$50,005	$146,505
J. Ian Morrison	$ 66,000	$50,005	$116,005
David R. Parker	$ 84,500	$50,005	$134,505
Barbara Pellow	$ 66,000	$50,005	$116,005
Anne Szostak	$ 84,000	$50,005	$134,005
A. Michael Victory	$ 61,000	$50,005	$111,005
____________________

(1)	RSUs were granted on July 1, 2008, with a grant date fair value of $4.99 per share, and vest on July 1, 2009. The aggregate number of DSUs and RSUs held by the non-employee directors at the end of Fiscal 2008 were: James J. Forese, 15,463 DSUs, all of which were vested and deferred, and 20,885 RSUs, of which 10,864 were vested and deferred; Steven S. Elbaum 77,238 DSUs, all of which were vested and deferred, and 31,984 RSUs, of which 21,963 were vested and deferred; William F. Evans 20,494 DSUs, all of which were vested and deferred, and 20,885 RSUs, of which 10,864 were vested and deferred; J. Ian Morrison 20,494 DSUs, all of which were vested and deferred, and 20,885 RSUs, of which 10,864 were vested and deferred; David R. Parker, 10,051 DSUs, all of which were vested and deferred, and 20,885 RSUs, of which 10,864 were vested and deferred; Barbara Pellow 10,021 RSUs, none of which were vested; Anne Szostak, 7,576 DSUs, all of which were vested and deferred, and 15,571 RSUs, of which 5,550 were vested and deferred; A. Michael Victory, 10,021 RSUs, none of which were vested. Although no option awards were granted to directors during Fiscal 2008, the aggregate number of option awards held by the non-employee directors at the end of Fiscal 2008 were: 5,000 vested shares for James J. Forese; 82,111 vested shares for Steven S. Elbaum; 39,738 vested shares for William F. Evans; 39,738 vested shares for J. Ian Morrison; 5,000 vested shares for David R. Parker; 0 shares for Barbara Pellow; 0 shares for Anne Szostak; 39,738 vested shares for A. Michael Victory.

Certain Relationships and Related Transactions

     We did not have any related party transactions during Fiscal 2008. Our policy, pursuant to our Governance Principles and our Code of Business Conduct and Ethics, is to not enter into any transaction that would require disclosure under Item 404(a) of Regulation S-K. If such a transaction were to arise, we would require approval of the full Board of Directors, excluding any interested directors.

Corporate Governance Guidelines and Code of Ethics

     The Board of Directors has adopted a set of Governance Principles, which provide a framework within which the Board of Directors and its Committees direct the affairs of the Company. The Governance Principles address the roles of the Board and management, functions of the Board, qualifications for directors, director independence, ethics and conflicts of interest, among other matters. The Governance Principles are available on our website at www.spherion.com under the Corporate Governance tab found in the Investor Relations section, and a copy may be obtained by written request to our Corporate Secretary at Spherion Corporation, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309.

     We also have a Code of Business Conduct and Ethics, which is applicable to all of our employees, officers and directors and a separate Code of Ethics for Chief Executive Officer and Senior Financial Officers, which is applicable to the principal executive officer, the principal financial officer and the vice president of finance. Both the Code of Business Conduct and Ethics and the Code of Ethics for Chief Executive Officer and Senior Financial Officers are available on our website at www.spherion.com under the Corporate Governance tab found in the Investor Relations section, and a copy may be obtained by written request to our Corporate Secretary at Spherion Corporation, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309. We intend to post amendments or waivers, if any, to the Code of Business Conduct and Ethics (to the extent applicable to our principal executive officer, principal financial officer or vice president of finance) and waivers to the Code of Ethics for Chief Executive Officer and Senior Financial Officers at this location on our website.

Communication with the Board of Directors

     Any stockholder or other interested party who wishes to communicate with the Board of Directors, a committee of the Board, the non-management directors as a group or any member of the Board (including our non-executive chairman and presiding director), may send correspondence to our Corporate Secretary at Spherion Corporation, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309. Our Corporate Secretary will submit all stockholder correspondence relating to material matters affecting the Company to the Board of Directors, committee of the Board, the presiding director, non-management directors as a group or individual member, as the case may be.

Stockholder Proposals

     As more specifically provided in our Restated By-laws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote who has delivered proper notice to us not less than 50 days nor more than 75 days prior to the scheduled date of the annual meeting. Accordingly, as our Restated By-laws state that our annual meeting be held on the third Tuesday of May each year, unless otherwise determined by our Board of Directors, any stockholder proposal to be considered at the 2010 Annual Meeting must be properly submitted to us not earlier than March 4, 2010 nor later than March 29, 2010. Stockholders desiring to suggest qualified nominees for director positions should submit the required information to our Corporate Secretary within the same time period. Detailed information for submitting stockholder proposals or recommendations for director nominees will be provided to you if you make a written request to our Corporate Secretary, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309. These requirements are separate from the Securities and Exchange Commission’s requirements that a stockholder must meet in order to have a proposal included in our Proxy Statement. For the 2010 Annual Meeting, under the Commission’s requirements, any stockholder proposals and recommendations for director nominees must be received by our Corporate Secretary no later than December 10, 2009 in order to be included in our 2010 Proxy Statement.

EXECUTIVE COMPENSATION

Compensation Committee Governance

     Charter. The Compensation Committee’s charter is available on our website at www.spherion.com under the Corporate Governance tab found in the Investor Relations section.

     Scope of authority. In accordance with the Compensation Committee Charter, the Committee is responsible for the following:

  Participating in the development and approval of the compensation philosophy and policies;

  Reviewing and approving corporate goals and objectives with respect to compensation for the Chief Executive Officer and other senior officers, consistent with our strategic plan, evaluating the officers’ performance in light of those goals and objectives, and based on those evaluations determining their annual and long-term compensation, including salary, bonus, incentive and equity compensation;

  Administering equity-based plans;

  Approving adoption of compensation plans not requiring stockholder approval and recommending for Board approval compensation plans requiring stockholder approval;

  Recommending to the Board of Directors compensation for the Board of Directors;

  Reviewing and discussing with management our disclosures under the “Compensation Discussion and Analysis” (the “CD&A”), and based on such review and discussion, making a recommendation to the Board of Directors as to whether the CD&A should be included in our Annual Report on Form 10-K and, as applicable, the Company’s proxy statement; and

  Preparing and publishing a Committee report on executive compensation in our proxy statement.

     Delegation authority. The Compensation Committee may delegate authority to officers or to a subcommittee as it may deem appropriate from time to time. The Committee has delegated to the Chief Executive Officer the ability to award up to an aggregate of 100,000 shares annually under the Spherion Corporation 2006 Stock Incentive Plan (the “2006 Plan”) to non-insider new hires, with a maximum of 25,000 shares for any individual.

Compensation Committee Interlocks and Insider Participation

     The 2008 Compensation Committee was comprised of Anne Szostak (Chairperson), J. Ian Morrison, Barbara Pellow and A. Michael Victory. None of these Committee members have ever been an officer or employee of Spherion or any of our subsidiaries and none of our executive officers has served on the compensation committee or Board of Directors of any company of which any of our other directors is an executive officer.

Compensation Committee Report

     The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management and based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report or Form 10-K, as applicable, and the Company’s proxy statement.

BY THE 2008 COMPENSATION COMMITTEE,

Anne Szostak, Chairperson
J. Ian Morrison
Barbara Pellow
A. Michael Victory

Compensation Discussion and Analysis

Overview

     This Compensation Discussion and Analysis describes and analyzes the material elements of our compensation policies and decisions with respect to each of our executive officers listed in the “Summary Compensation Table” on page 18. This discussion focuses on our 2008 program, but also refers to 2009 compensation decisions where we believe that background will enhance our stockholders’ understanding of our programs and compensation philosophy. As reference, our named executive officers for 2008 (“NEOs”) are:

  Roy G. Krause - President and Chief Executive Officer;

  Mark W. Smith - Executive Vice President and Chief Financial Officer;

  William J. Grubbs - Executive Vice President and Chief Operating Officer;

  John D. Heins - Senior Vice President and Chief Human Resources Officer; and

  Loretta A. Penn - Senior Vice President, President - Staffing Services and former Chief Service Excellence Officer.

Executive Summary

     The staffing and recruiting industry, of which we are a leader, faced numerous challenges in 2008. Our business is subject to cyclical as well as seasonal factors, and the broad economic decline that occurred in the latter part of 2008 slowed demand not only for our Company but also for others in our industry.

     This economic contraction had a negative impact on our financial results. We experienced success on several fronts, as we increased our total revenues (due to the impact of several 2007 acquisitions), diversified our customer base, and increased the portion of our total revenues derived from our higher margin services. However, although we achieved planned-for synergies from the 2007 acquisitions, declines in business volume adversely impacted our margins and we did not meet our earnings goals. In response, and to ensure our ongoing cost structure would be in line with expected business volumes, we took actions throughout 2008 that reduced our selling, general and administrative expenses by approximately $100 million annually, and will make further adjustments to our cost structure as business volumes change.

     The results described above are reflected in various aspects of our compensation program for executives. The following items clearly demonstrate our philosophical commitment to link executive rewards to performance:

  Although our NEOs received salary increases in early 2008 based on market comparisons and economic conditions at that time, none of our executive officers will receive a salary increase for 2009.

  Because we did not achieve our 2008 earnings per share (“EPS”) goals, no executive annual incentives were earned or paid with respect to the 85% of the target opportunity that was EPS based. We made significant progress with Core Values on which the remaining 15% of target awards were based, and paid that portion of annual incentives at the 100% level.

  The RSU awards granted in 2008 to our executive officers (and other participants) were not earned, as they also were based on EPS goals that we did not meet, and were therefore forfeited.

  Similarly, DSU grants for the three-year performance period from 2006 through 2008 were not earned because the relevant revenue growth and weighted average cost of capital goals relative to our peer companies were not met, and were therefore forfeited.

  The significant decline in our stock price also impacted the value of outstanding and unexercised equity grants awarded in 2008 and prior years held by our executives. Stock price decline and share management practices contributed to equity-based grants for our executive officers in 2009 with grant-date economic values that are substantially lower than their 2008 awards.

     The remainder of this CD&A describes the following aspects of our executive compensation program in greater detail:

  Compensation philosophy and objectives

  Oversight of executive compensation program

  Key compensation elements (including benchmarking)

Compensation Philosophy and Objectives

     We operate in a highly-competitive industry and business environment. As such, our executive compensation program is designed to help us attract and retain executive talent with the requisite and unique competencies and skills to operate successfully, and is focused on motivating our executives to increase stockholder value for our investors. We believe that it is important to have a solid, yet flexible program that can adapt as necessary to a changing economic climate.

     The fundamental principles of our program are to:

  Provide competitive total pay opportunities: We believe that having a market-competitive program is critical to ensuring that we can attract a talented team of senior management who can help us accomplish our business objectives. For this reason, we establish target pay opportunities at the median of the market compared with our industry peers (as described below).

  Emphasize “pay at risk”, and thereby link rewards to performance: Both Spherion management and the Compensation Committee strongly believe a meaningful portion of executives’ pay opportunities should be “at risk” based on performance, rather than tied to fixed pay such as base salary or benefits. Actual amounts received should be based on challenging Company and individual financial and operational performance targets, and should vary substantially based on the degree to which we achieve these goals. Further, the portion of pay opportunities based on performance should increase as an executive’s overall responsibilities increase.

  Align the interests of Spherion’s senior management with those of our investors: We believe that denominating a significant portion of total pay opportunities in the form of equity-based awards motivates our executives to enhance the value of our shares for our investors, and that our stock ownership requirements further support the alignment we want to achieve.

  Recognize the importance of retaining our senior management: As noted, we operate in a highly-competitive business environment. For this reason, our program also contemplates that we may make periodic equity-based awards designed to enhance our ability to retain those executives with the knowledge and experience necessary to accomplish our business strategy and objectives.

Oversight of Executive Compensation Program

Committee’s Role

     The Compensation Committee of the Board of Directors is responsible for approving the compensation programs for key executives and making specific decisions regarding their pay opportunities and actual amounts awarded. The Committee, which includes only independent directors, recognizes the importance to our investors of having sound processes for developing and administering compensation and benefit programs. The Committee establishes and administers our policies and related programs and procedures for annual and long-term executive and director compensation, reviews and approves any additions or changes to employee benefit programs, and assesses our organizational structure and development of executives. As noted elsewhere in this proxy statement, additional details about the Committee’s duties are outlined in its charter which can be found on our website.

     The Compensation Committee determines the compensation for all of the NEOs. The Compensation Committee makes decisions about CEO compensation in consultation with the other independent members of the Board of Directors, and after a detailed review of the CEO’s performance.

Independent Compensation Consultant

     The Compensation Committee has retained Hewitt Associates (“Hewitt”) as its independent compensation consultant to assist with executive and director compensation matters. In this capacity, Hewitt reports directly to the Committee chair, and as necessary communicates directly with the Committee without management present. Hewitt also works with management regarding various proposals, as directed by the Committee. Hewitt representatives generally attend all regularly-scheduled meetings of the Committee, and participate in executive sessions as requested.

     During 2008, the scope of services provided by Hewitt included competitive benchmarking analyses of executive compensation programs, assistance regarding the design of the annual and long-term incentive programs, consulting regarding proxy statement preparation, review of management prepared total compensation analyses (i.e. tally sheets, as further described below), and an assessment of outside director compensation. Hewitt also conducted a comprehensive review of retirement programs, severance and change-in-control programs, perquisites, stock ownership requirements, and select governance practices in place at our peer companies, as well as various analyses related to the design of these programs.

     Hewitt has not been engaged to provide any other services to the Company. In November 2008, the Committee ratified Hewitt as its consultant for 2009. Proposed engagements of Hewitt by Spherion management require prior approval by the Committee chair so that any potential impact on the independence of Hewitt can be considered.

Role of Executive Officers

     The CEO and other NEOs have no role in recommending or setting their own compensation. The CEO, with input from the Chief Human Resources Officer, makes recommendations for compensation for his direct reports (including base salary, target incentive levels, actual incentive payouts, and long-term incentive grants), and provides input on their performance. He also provides input regarding financial and operating goals and metrics, as well as executive compensation policies and procedures. The Chief Human Resources Officer also provides input regarding the anticipated and actual impact of policies and programs on the Company and its executives. The Chief Financial Officer certifies to the Compensation Committee that financial performance goals have, or have not, been met relative to our annual incentive plan and performance-based equity grants. The Committee considers, discusses, modifies as appropriate, and takes action on such proposals as are presented for review.

Key Compensation Elements

     Our executive compensation program includes the following direct elements:

  Base salaries

  Annual incentive awards paid in cash

  Long-term incentive awards denominated in equity

     We also provide indirect compensation in the form of health and welfare benefits, deferred compensation, and post-employment benefits.

Benchmarking

     To determine compensation opportunities for our NEOs, Spherion has compared its compensation to competitive firms and the service industry consistently for several years. In both 2007 and 2008, Hewitt benchmarked target pay opportunities for our senior officers against target executive pay as disclosed in the proxy statements of our key competitors in the staffing and recruiting industry. Hewitt also reviewed general industry data from Hewitt’s proprietary database.

     The staffing and recruiting comparator group companies viewed by the Compensation Committee as appropriate comparators for benchmarking purposes based on volume as well as product and service offerings are listed below. The Committee periodically reviews the peer group, and confirmed in 2008 that it continues to reflect the type of companies with whom Spherion competes for executive talent.

Administaff	Hudson Highland Group, Inc.	MPS Group, Inc.
CDI Corporation	Kelly Services, Inc.	On Assignment, Inc.
Ciber, Inc.	Kforce Inc.	Resource Connection, Inc.
Robert Half International	Manpower Inc.	TrueBlue, Inc.
Volt Information Services, Inc.

     We define the “market” as the size-adjusted 50th percentile of the data, based on total revenues. Spherion’s 2007 revenues of $2 billion were between the average and median of the peer companies ($3.4 billion and $1.4 billion, respectively).

     We focus on target pay opportunities, rather than actual plan payouts, to establish our pay structure. We provide target pay opportunities for our senior management approximately at market, but this may vary somewhat by individual based on a subjective assessment of factors such as experience, tenure, performance, expected contribution to future results, historical compensation levels, and retention concerns. In determining the amounts of each compensation component for senior management, we consider how the various components of pay compare to market as well as how they contribute to total compensation opportunities. Pay decisions are made based on a combination of market data, internal equity, individual performance, and Company performance.

     During 2008, the Committee reviewed tally sheets prepared by management for each of our NEOs. The tally sheets describe the total dollar value of each NEO’s annual compensation opportunities, including the value of salary, short and long-term incentive compensation and the costs incurred by the Company to provide various health and insurance benefits to our NEOs. The tally sheets also describe the mix of compensation, the stock awards and their accumulated realized and unrealized stock gains, and the amounts the NEOs will receive if they leave the Company under various circumstances (such as retirement, disability or termination in connection with a change in control).

     The tally sheet review ensures that the Committee is able to make informed decisions regarding the impact on executive officer compensation of changes it considers. These sheets provide insight into the compensation opportunities available to our executive officers (by component and in total), the motivational and retention aspects of outstanding equity plan awards, and the potential obligations that could become payable under a variety of possible employment termination scenarios.

Base Salaries

     Spherion believes that offering competitive base salaries is necessary to recruit and compensate senior executives (as well as other employees) for their daily efforts.

     Base salary levels also play a critical role in our compensation program because they impact the value of various other compensation and benefit elements. Specifically, target annual incentives are established as a percentage of base salary, and various employee benefits and severance benefits also are impacted by salary levels. However, the value of long-term incentive awards is not determined as a multiple of base salary, and as a result, base salary increases do not automatically result in an increase in long-term incentive award levels.

     In early 2008 the Compensation Committee approved salary increases for our NEOs that reflected market adjustments. These increases became effective in April of 2008.

Name	2007 Salary Rate	2008 Salary Rate
Krause	$575,000	$660,000
Smith	$340,000	$364,000
Grubbs	$385,000	$420,000
Heins	$273,000	$284,000
Penn	$206,000	$220,000

     As noted earlier, none of our NEOs will receive base salary increases in 2009, in light of deteriorating economic conditions.

Annual Incentives

     Our annual incentive plan provides rewards that are payable in cash when we achieve specified goals for key financial and operational measures.

     The ranges of award opportunities (expressed as dollar amounts) for the NEOs are shown in the Grants of Plan-Based Awards Table. Target awards as a percentage of base salary for all NEOs remained at the same levels as for 2007 (i.e. 100% for Mr. Krause, 80% for Mr. Grubbs and Mr. Smith, and 60% for Mr. Heins), other than for Ms. Penn whose target award percentage was increased from 50% to 60% to align more closely with the market. Based on our competitive analysis, these target opportunities, when coupled with base salary levels, result in target cash compensation opportunities for our NEOs that are competitive.

     The 2008 annual incentive opportunity was conditioned on achievement of the following metrics:

  Earnings Per Share – 85% weight

  Core Values – 15% weight

     EPS was selected by the Compensation Committee as the primary performance metric for the annual incentive plan because it is a key indicator of success, reinforces the need for profitable growth, and effectively aligns management with our stockholders. Our industry is cyclical, and our results are influenced by economic and labor market cycles that are not always predictable. We believe that it is important to focus plan participants on achieving our earnings goals in the face of challenging economic conditions, and that this is critical to our goal of creating value for our stockholders.

     Specific EPS targets and related payouts for 2008 were as follows. Note that payouts would be interpolated for performance results between the levels shown.

	EPS from
	Continuing	Payout as
Performance Level	Operations	% of Target
Maximum	$0.97	200%
Target	$0.80	100%
Threshold	$0.64	5.88%
Below Threshold	$0.63	0%

     The Committee also believes that stockholder value can be increased by balancing financial measures like EPS with other measures that reflect the degree to which Spherion management successfully executes on Core Values goals such as quality and service excellence, customer satisfaction, and creating a positive and performance-based environment for our employees. For this reason, selected Core Values goals serve as the remaining key element of our annual incentive plan.

     2008 results. Payouts for 2008 were based on EPS results and an evaluation of Core Values performance. As noted earlier, because we did not achieve our EPS threshold, no awards were paid for that component of our plan. However, based on its subjective assessment of the Company’s performance for the various Core Values goals, the Compensation Committee approved payouts for that component at target. At the February 16, 2009 Compensation Committee meeting, cash incentive payments relating to Fiscal 2008 performance were approved in accordance with the plan terms. These are shown in the non-equity incentive plan compensation column of the Summary Compensation Table on page 18 of this proxy statement.

     2009 performance measures. Our annual incentive plan for 2009 will retain EPS goals as the key financial metric, weighted at 80%. The remaining 20% of our target awards will be linked to selected Core Values goals that we believe are vital to our success. These goals reflect the high value Spherion places on customer satisfaction, retaining top performers and overall employee engagement.

     To provide additional motivation to plan participants, and to align our incentive plan leverage with competitive practices, payouts for both performance measure categories can range from 0% to 200% of target, based on actual results achieved.

Long-term Incentives

     Purpose

     We provide long-term incentives to ensure that our overall compensation program is competitive, and that we have the tools necessary to attract and retain talented executives. These awards historically have been denominated in equity because we believe that doing so aligns our executives’ interests with those of our stockholders. Long-term incentive awards also tie a substantial portion of compensation to longer-term performance and foster teamwork among our senior management.

     Program Design

     Long-term incentives were awarded in two forms to senior management in 2008: (1) Stock options, and (2) performance-based restricted stock units based on achieving EPS goals (“performance-based RSUs”). We believe that stock options provide an appropriate reward because our executives only realize gains from these grants when our stockholders benefit from subsequent stock price increases. We view the performance-based RSUs as an effective way of driving the financial success of the Company because our executives only realize value when we achieve our pre-determined performance goals.

     Timing of Grants

     Stock option and RSU grant amounts were discussed at the February 2008 Compensation Committee meeting and finalized and granted on February 19, 2008, the date of the subsequent Board of Directors meeting. As is the Company’s usual practice, the grant stock option strike price was set as the closing price on the day of the grant. While the CEO participated in setting the date of the Board of Directors meeting several months in advance, no member of senior management influenced the timing of the grant date and the setting of the meeting was not made so as to time option grants in coordination with the release of material information.

     How Award Sizes were Determined

     The 2008 targeted long-term incentive values were based on guidelines developed using peer group data and with the support of information provided by Hewitt. We target the size-adjusted market median for long-term incentive opportunities, but actual award sizes vary from the market median based on our assessment of an individual’s performance, potential, impact on the business and retention concerns. Affordability, share usage, and outstanding shares from prior grants are also taken into consideration when finalizing grant amounts. Stock options were valued utilizing the Black-Scholes-Merton methodology, and performance-based RSUs were valued based on the Company’s closing stock price on the date of grant.

     Stock-based awards for our senior management are generally more heavily weighted toward stock options, which we believe provides an appropriate balance that emphasizes performance and investor alignment.

     In addition to measuring share usage according to our guideline grant ranges, we also monitor share usage by periodically assessing our grant practices relative to peers (“burn rate analysis”). Our analyses indicate that when adjusting our burn rate for known stock grant forfeitures (due to non-achievement of performance-related goals), our actual share usage is consistent with burn rates of our peers.

     Stock Options

     Stock options granted in 2008 had a seven-year term and vest over three years on a pro rata basis beginning with the first anniversary of the grant date.

     2008 Performance-based RSUs

     Performance-based RSUs granted in 2008 could be earned according to the schedule shown below. Amounts payable are capped at the target awards granted, with no upside potential and with payouts interpolated on a straight-line basis for performance between the levels indicated. To further encourage retention, any shares earned based on EPS performance results will vest on a pro rata basis over the subsequent three years from the grant date.

	EPS from
	Continuing	Payout as
Performance Level	Operations	% of Target
Target	$0.80	100%
90% of Target	$0.72	75%
Threshold	$0.64	50%
Below Threshold	$0.63	0%

     As noted earlier, we did not meet our EPS threshold for 2008. Accordingly, the 2008 performance-based RSUs were not earned and were therefore forfeited.

     Awards for 2006 – 2008 Performance Cycle

     DSU grants made under the 2006 long-term incentive program were scheduled to cliff vest on March 31, 2009 based on achievement of three-year financial performance relative to peers. Awards were based 50% on revenue growth relative to peers, and 50% based on weighted average cost of capital. The performance goals required to earn a payout for either performance measure were not achieved, and as a result, these grants were forfeited.

     2009 Long-term Incentive Program

     For 2009, we again made grants of stock options and performance-based RSUs to our senior executives. To balance the focus on EPS in our annual incentive plan, the 2009 performance-based RSUs will measure our success in achieving earnings before interest, taxes, depreciation and amortization (“EBITDA”) margin results. We made this change in metrics because we believe EBITDA margin is an important measure of our ability to manage our cost structure across economic cycles.

     In addition, we implemented a “career shares” program, within the context and guidelines of the 2006 Plan, to support our goal of retaining our senior management during this critical and challenging time. Based on economic considerations, the decline in Spherion’s stock price, and the resulting decline in the value of executives’ stock holdings and related “retention” potential of outstanding grants, the Compensation Committee determined that it may be necessary to periodically and selectively make grants of restricted stock units. The purpose of these grants is to provide a deferred compensation benefit and to address retention concerns.

     Each year, the Committee will consider whether to make any career share grants, which executives should be considered, and the grant size it believes is appropriate. The Committee will determine what might be appropriate for a named executive while considering the Company’s retention needs. No such “career shares” were granted to named executives in 2008, but grants were made to selected executives, including our NEOs, in early 2009.

     Stock Ownership and Anti-Hedging Policies

     Spherion implemented formal stock ownership guidelines for our NEOs at the beginning of 2006. These guidelines are intended to align executive focus and direction with stockholder interests. The President and Chief Executive Officer is expected to hold Common Stock in an amount equal to two times his annual base salary. Other NEOs are expected to hold Common Stock in an amount equal to one time their annual base salary. NEOs have four years to comply with the guidelines. As of March 23, 2009, Mr. Krause and Mr. Smith had fully complied with the guidelines. The other NEOs have until 2010 to fully comply with the guidelines, and as of March 23, 2009, those NEOs were progressing toward achieving full compliance with the guidelines.

     The Company maintains the following policies regarding stock ownership and the hedging of the economic risk of such ownership for the NEOs:

  Prohibition on trading in the Company’s stock during pre-established “closed window” periods;

  Prohibition on trading in the Company’s stock during “open window” periods if in possession of material non-public information;

  Prohibition on trading in the Company’s stock on a short-term basis as described in the Securities and Exchange Commission’s “short-swing profits” rules;

  Prohibition on “short” sales of the Company’s stock;

  Prohibition on trading in puts, calls, futures contracts or other forms of derivative securities relating to the Company’s stock; and

  All transactions involving the Company’s stock must be pre-approved by designated personnel.

Employment Agreements and Change in Control Agreements

     In General

     We have Executive Employment Agreements and Change in Control Agreements for all of the NEOs. The Employment Agreements provide for at-will employment and severance benefits to the NEOs in return for several provisions benefiting the Company, including confidentiality, non-competition and non-solicitation provisions. The Change in Control Agreements exist to ensure management makes decisions in the best interests of the stockholders in the event of a potential Change in Control. Based on our review, having both types of agreements is competitive within our industry. These agreements further enable us to attract and retain key executives, and afford us meaningful protections through the restrictive covenants they contain. We also believe that providing enhanced severance benefits in the event of a change in control serves the best interests of our stockholders by enabling our executives to evaluate any potential transactions without being unduly influenced about the economic consequences of possibly becoming unemployed should the transaction be completed.

     Employment Agreements

     We entered into employment agreements with Mr. Krause in May 2001 (as amended through December 2008), with Mr. Smith in November 2003 (as amended through December 2008), with Mr. Grubbs in February 2006 (as amended through December 2008), with Mr. Heins in February 2007 (as amended through December 2008), and with Ms. Penn in July 2008 (as amended through December 2008). Under the agreements, employment may be terminated by either party thereto at any time for any reason. However, if we terminate the executive “without cause” (as such term is defined in the agreements), the executive would receive a cash severance payment, payable in a lump sum, in an amount equal to: (i) in the case of Mr. Krause, three times his annual base salary, plus his prorated target annual incentive payment; and (ii) in the case of Messrs. Smith, Grubbs and Heins and Ms. Penn, the executive’s annual base salary plus a prorated target annual incentive payment.

     Change in Control Agreements

     We also entered into Change in Control Agreements (the “CIC Agreements”) with Mr. Krause in May 2001 (as amended through December 2008), with Mr. Smith in November 2003 (as amended through December 2008), with Mr. Grubbs in February 2006 (as amended through December 2008), with Mr. Heins in November 2006 (as amended through December 2008), and with Ms. Penn in July 2008 (as amended through December 2008). The CIC Agreements provide for certain benefits to be paid upon the occurrence of a Change in Control (as defined in the CIC Agreements), including the vesting of stock options, RSUs and DSUs and certain specified severance payments in the event that the employment of such executive is terminated within 2 years following a Change in Control. Such severance includes a lump sum cash payment in an amount equal to: (i) three times the sum of the executive’s annual salary plus the target annual incentive payment, in the case of Mr. Krause and (ii) two times the sum of the executive’s annual salary plus the target annual incentive payment, in the case of Messrs. Smith, Grubbs and Heins and Ms. Penn. Consistent with typical market practice for a Chief Executive Officer, Mr. Krause’s agreement contains a provision to reimburse him a gross-up payment for any excise tax imposed under Internal Revenue Code Section 280G as a result of a Change in Control. The agreements for our other executives do not include excise tax gross-up provisions.

     Retirement and Career Savings Plans

     The NEOs are not eligible to participate in the Spherion 401(k) Plan. They are eligible to participate in the Spherion Deferred Compensation Plan.

     Deferred Compensation and Employee Stock Purchase Plan

     The Deferred Compensation Plan represents the sole Company-sponsored savings vehicle available to the NEOs. Investment choices utilize market-based returns, and include a choice to designate deferrals into a Spherion stock fund. Once deferrals are made into the Spherion stock fund by a Plan participant, the deferrals cannot be transferred and invested in any other investment fund under the Plan. Market-based returns are credited to the NEO’s notional deferred compensation account. No match was awarded to plan participants in 2008 and no other employer money was contributed to the Deferred Compensation Plan. No other qualified or nonqualified retirement plan exists at Spherion. All employees, including the NEOs, employed for at least six months may purchase Spherion stock at a 15% discount to the market through the Spherion Employee Stock Purchase Plan, an I.R.S. section 423 Plan.

     Health and Welfare Plans

     The NEOs are eligible for the same health and welfare benefits at the same employee contribution rates as other staff associates in the Company. No special plans are in place to provide any additional health or welfare benefits to our executives.

     Perquisites

     In keeping with our executive compensation program philosophy, we do not provide any perquisites to the NEOs.

     Policy With Respect to $1 Million Deduction Limit and Impact of Accounting Treatment

     The Compensation Committee considers the financial reporting and income tax consequences to the company when it makes decisions about our executive compensation program. Overall, the Committee seeks to balance the effectiveness of compensation for the NEOs with the resulting impact on reported earnings as well as deductibility considerations.

     In making its compensation decisions, the Committee has considered that Section 162(m) limits deductions for compensation paid in excess of $1 million. As a result, the majority of the total compensation opportunity for each of our senior management has been designed to qualify as performance-based compensation that is exempt from any limits on deductibility. However, the Committee retains the discretion to design and use compensation elements that may not be deductible under Section 162(m), if in its judgment doing so would be in Spherion’s best interests.

Summary Compensation Table

     The following table sets forth the aggregate compensation earned during Fiscal 2008, 2007 and 2006 by President and Chief Executive Officer Roy G. Krause (our Principal Executive Officer or “PEO”), Executive Vice President and Chief Financial Officer Mark W. Smith (our Principal Financial Officer or “PFO”), and the three other most highly compensated executive officers in Fiscal 2008 (collectively, the “Named Executive Officers” or “NEOs”).

Name and	Year	Salary	Bonus	Stock	Option	Non-Equity	All Other	Total
Principal		($)	($)	Awards	Awards	Incentive Plan	Compensation	($)
Position				(1)	(2)	Compensation	(3)
				($)	($)	($)	($)
Roy G. Krause,	2008	$638,750	$0	$911,863	$645,277	$ 95,813	$3,701	$2,295,404
President and	2007	$575,000	$0	$563,112	$630,273	$607,600	$3,564	$2,379,549
Chief Executive	2006	$568,269	$0	$7,438	$526,455	$468,366	$3,516	$1,574,044
Officer (PEO)
Mark W. Smith,	2008	$358,000	$0	$101,371	$215,663	$ 42,960	$841	$718,835
Executive Vice	2007	$337,308	$0	$109,592	$213,011	$285,308	$800	$946,019
President and	2006	$321,923	$0	$(10,400)	$206,043	$159,377	$540	$677,483
Chief Financial
Officer (PFO)
William J. Grubbs,	2008	$411,250	$0	$179,057	$269,535	$ 49,350	$9,842	$919,034
Executive Vice	2007	$375,577	$0	$147,574	$229,617	$318,065	$5,787	$1,076,620
President and	2006	$328,846	$0	$173,872	$152,612	$214,700	$118,769	$988,799
Chief Operating
Officer
John D. Heins,	2008	$281,250	$0	$74,943	$115,182	$ 25,313	$841	$497,529
Senior Vice	2007	$270,846	$0	$92,405	$100,087	$171,819	$810	$635,967
President and	2006	$ 56,058	$80,000	$18,004	$ 11,048	$ 0	$125	$165,235
Chief Human
Resources Officer
Loretta A. Penn,	2008	$216,500	$0	$19,863	$ 40,565	$ 19,485	$2,322	$298,735
Senior Vice	2007	$204,385	$0	$31,655	$ 27,379	$108,047	$1,749	$373,215
President,	2006	$188,294	$0	$0	$ 22,248	$ 80,415	$1,793	$292,750
President -
Staffing Services
and former
Chief Service
Excellence
Officer (4)
____________________

(1)

These amounts are for grants of RSUs, which entitle the recipient to receive shares of Common Stock at a future date after the recipient has met service requirements or Spherion has met financial targets. The holder may elect to accept delivery of the common share underlying an RSU upon vesting or defer delivery until the future. Holders are not eligible to receive dividends on RSUs until receipt of the underlying common share. Amounts reported are based on the amount reported in Spherion Corporation’s financial statements for the fiscal year shown and are calculated in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (FAS 123R). The majority of RSUs granted to management require attainment of performance criteria. Expense is accrued as long as it is probable that the performance criteria will be met and amounts are reversed to income when these criteria are estimated to not be met. In Fiscal 2007 and 2006, some amounts accrued in prior years were reversed as related performance criteria were not expected to be met. The expense in 2008 is primarily related to performance-based awards granted and earned in 2007, which vest ratably over 3 years, in addition to an award granted in 2007 to the CEO, which becomes 100% vested in 2010. No expense was recorded for RSUs granted in 2008, as the related performance criteria were not met, and the RSUs were forfeited in February 2009.

(2)

Incentive stock options and non-qualified stock options are granted under the 2006 Plan and predecessor plans at an exercise price equal to the fair market value of the Common Stock on the dates of grant. The options granted to the NEOs in Fiscal 2008 have a seven-year term and become exercisable over a three-year period in cumulative increments of 33 1/3% per year beginning with the first anniversary of the date of grant. Amounts reported are based on the amount reported in Spherion Corporation’s financial statements in accordance with FAS 123R. We use the Black-Scholes-Merton methodology in calculating option expense and it is recognized over the vesting period of three years. The assumptions used relating to the Fiscal 2008 grants for the NEOs are based on the following: the expected volatility, risk-free rate of return, dividend yield and expected life which were 50.0%, 2.8%, 0%, and 4.1 years, respectively.

(3)	All other compensation is comprised of the imputed economic value of a death benefit provided by us for life insurance on each NEO and the imputed value of medical benefits for Mr. Grubbs.

(4)

On December 11, 2008, we named Ms. Penn President, Staffing Services, in addition to her position as Senior Vice President of the Company. Ms. Penn previously served as Senior Vice President and Chief Service Excellence Officer of the Company.

     The tables on the following pages set forth information regarding grants of plan-based awards during Fiscal 2008, outstanding equity awards at fiscal year-end, stock vested during Fiscal 2008 and nonqualified deferred compensation for each of our NEOs.

Grants of Plan-Based Awards

									All
								All	Other
								Other Stock	Option	Exercise	Grant Date
								Awards:	Awards:	or Base	Fair Value
		Estimated Possible Payouts Under			Estimated Future Payouts Under			Number of	Number of	Price of	of Stock
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Securities	Securities	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Underlying	Underlying	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	Units (#)	Options (#)	($/Sh)	($)
Roy G. Krause		$127,737	$638,750	$1,277,500
	2/19/08				60,000	120,000	120,000	0			$745,200 (3)
	2/19/08								225,000	$6.21	$588,353 (4)
Mark W. Smith		$ 57,274	$286,400	$ 572,800
	2/19/08				37,500	75,000	75,000	0			$465,750 (3)
	2/19/08								75,000	$6.21	$196,118 (4)
William J. Grubbs		$ 65,793	$329,000	$ 658,000
	2/19/08				45,000	90,000	90,000	0			$558,900 (3)
	2/19/08								85,000	$6.21	$222,267 (4)
John D. Heins		$ 33,747	$168,750	$ 337,500
	2/19/08				12,500	25,000	25,000	0			$155,250 (3)
	2/19/08								35,000	$6.21	$ 91,522 (4)
Loretta A. Penn		$ 25,977	$129,900	$ 259,800
	2/19/08				7,500	15,000	15,000	0			$ 93,150 (3)
	2/19/08								15,000	$6.21	$ 39,224 (4)
____________________

(1)	Represents annual cash incentive plan, the actual payouts of which are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation table on page 18.

(2)

Represents awards of performance-based RSUs in Fiscal 2008. These awards were forfeited as 2008 EPS goals were not met. See the “Compensation and Discussion Analysis” for further information with respect to RSUs granted in Fiscal 2008.

(3)	Amount represents the value of RSUs granted in 2008, calculated using a grant date fair value per share of $6.21. For a description of the assumptions used to arrive at the grant date fair value, see footnote (1) to Summary Compensation Table on page 18.

(4)	Amount represents the value of stock options granted in 2008, calculated using a grant date fair value per share of $2.6149, determined as of February 19, 2008. For a description of the assumptions used to arrive at the grant date fair value, see footnote (2) to Summary Compensation Table on page 18.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards (1)					Stock Awards
										Equity
								Equity		Incentive
								Incentive		Plan Awards:
							Market	Plan Awards:		Market or
							Value of	Number of		Payout Value
		Number of	Number of				Shares or	Unearned		of Unearned
		Securities	Securities			Number of	Units of	Shares, Units		Shares, Units
		Underlying	Underlying			Shares or	Stock That	or Other		or Other
		Unexercised	Unexercised	Option	Option	Units of Stock	Have Not	Rights That		Rights That
		Options (#)	Options (#)	Exercise	Expiration	That Have Not	Vested ($)	Have Not		Have Not
Name	Grant date	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	(2)	Vested (#)		Vested ($) (2)
Roy G. Krause	10/6/2000	93,750		$11.3125	10/6/2010	200,000 (3)	$318,000	55,000	(6)	$87,450
(PEO)	5/31/2001	93,750		$7.2500	5/31/2011			66,667	(7)	$106,001
	8/9/2002	150,400		$7.9500	8/9/2012			120,000	(8)	$190,800
	10/4/2002	125,000		$5.9100	10/4/2012
	12/18/2003	135,000		$9.9900	12/18/2013
	2/21/2005	139,000		$7.9100	2/21/2015
	2/21/2006	93,333	46,667	$10.0700	2/21/2016
	2/20/2007	66,666	133,334	$8.8800	2/20/2014
	2/19/2008		225,000	$6.2100	2/19/2015
Mark W. Smith	10/6/2000	22,500		$11.3125	10/6/2010	20,000 (4)	$31,800	16,000	(6)	$25,440
(PFO)	5/31/2001	26,250		$7.2500	5/31/2011			18,000	(7)	$28,620
	8/9/2002	29,436		$7.9500	8/9/2012			75,000	(8)	$119,250
	10/4/2002	40,000		$5.9100	10/4/2012
	12/18/2003	70,000		$9.9900	12/18/2013
	2/21/2005	56,000		$7.9100	2/21/2015
	2/21/2006	33,333	16,667	$10.0700	2/21/2016
	2/20/2007	21,000	42,000	$8.8800	2/20/2014
	2/19/2008		75,000	$6.2100	2/19/2015
William J. Grubbs	11/15/2005	36,960		$9.0300	11/15/2015			17,000	(6)	$27,030
	2/21/2006	26,666	13,334	$10.0700	2/21/2016			22,667	(7)	$36,041
	2/20/2007	25,666	51,334	$8.8800	2/20/2014			90,000	(8)	$143,100
	2/19/2008		85,000	$6.2100	2/19/2015
John D. Heins	10/2/2006	16,666	8,334	$7.1500	10/2/2013	10,000 (5)	$15,900	9,000	(6)	$14,310
	2/20/2007	11,333	22,667	$8.8800	2/20/2014			10,000	(7)	$15,900
	2/19/2008		35,000	$6.2100	2/19/2015			25,000	(8)	$39,750
Loretta A. Penn	2/18/1999	5,000		$19.8750	2/18/2009			4,667	(7)	$7,420
	7/2/1999	5,000		$20.8500	7/2/2009			15,000	(8)	$23,850
	10/6/2000	4,000		$11.3125	10/6/2010
	5/31/2001	2,750		$7.2500	5/31/2011
	10/4/2002	2,000		$5.9100	10/4/2012
	12/18/2003	5,000		$9.9900	12/18/2013
	2/21/2005	7,000		$7.9100	2/21/2015
	2/21/2006	4,000	2,000	$10.0700	2/21/2016
	2/20/2007	2,833	5,667	$8.8800	2/20/2014
	2/19/2008		15,000	$6.2100	2/19/2015
____________________

(1)	Incentive stock options and non-qualified stock options are granted under the 2006 Plan and predecessor plans at an exercise price equal to the fair market value of the Common Stock on the dates of grant. The options granted to the NEOs prior to 2007 have a ten-year term and options granted in 2007 and later years have a seven-year term. The options granted with an option expiration date of August 9, 2012 became exercisable over a two-year period in cumulative increments of 50% per year beginning with the first anniversary of the date of grant. All other options granted become exercisable over a three-year period in cumulative increments of 33 1/3% per year beginning with the first anniversary of the date of grant.

(2)	Value based on the closing price of $1.59 for Spherion stock on December 28, 2008.

(3)	Mr. Krause received a grant of RSUs on August 27, 2007 which becomes 100% vested in August 2010.

(4)	Mr. Smith received a grant of DSUs on March 19, 2003 which becomes 100% vested seven years from the date of grant, but was subject to earlier vesting if Spherion met certain performance targets. Those early vesting targets were not met.

(5)	Mr. Heins received a grant of RSUs on October 2, 2006 which becomes 100% vested in October 2009.

(6)	These DSUs were granted in February 2006 and would have fully vested on March 31, 2009 if Spherion Corporation had met certain performance targets for the 2006 through 2008 performance cycle. These targets were not met and, consequently, the DSUs were forfeited.

(7)	These RSUs represent the unvested portion at fiscal year-end of a grant awarded on February 20, 2007. Vesting was contingent on Spherion Corporation achieving its 2007 EPS performance threshold. As this threshold was met, half of these remaining RSUs vested in February 2009 and the remaining RSUs will vest in February 2010.

(8)	These RSUs were granted in February 2008 with vesting contingent on Spherion meeting certain corporate performance targets for Fiscal 2008. These targets were not met and, consequently, these RSUs were forfeited in February 2009.

Stock Vested During Fiscal 2008

     The following table sets forth stock awards that vested during Fiscal 2008. No NEO exercised stock options during Fiscal 2008.

	Stock Awards
	Number of
	Shares Acquired	Value Realized
Name	on Vesting (#)	on Vesting ($)
Roy G. Krause (PEO)	33,333	$210,331	(1)
Mark W. Smith (PFO)	9,000	$56,790	(2)
William J. Grubbs	19,667	$93,263
John D. Heins	5,000	$31,550	(2)
Loretta A. Penn	2,333	$14,721
____________________

(1)	Mr. Krause deferred receipt of these RSUs until the end of his employment with Spherion.

(2)

Messrs. Smith and Heins each deferred receipt of these RSUs until the earlier of the date his employment with the Company ends or a “Change in Control” of the Company has occurred pursuant to Section 409A of the Internal Revenue Code of 1986.

Nonqualified Deferred Compensation

	Executive	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Earnings in Last	Withdrawals/	at Last
	Last Fiscal Year	Fiscal Year	Distributions	Fiscal Year End
Name	($) (1)	($) (2)	($) (3)	($) (4)
Roy G. Krause (PEO)	$580,794	$(1,321,147)	$ 0	$1,355,445
Mark W. Smith (PFO)	$99,695	$(448,940)	$ 0	$379,406
William J. Grubbs	$108,142	$(34,245)	$ 0	$73,897
John D. Heins	$31,550	$(23,255)	$461	$7,834
Loretta A. Penn	$21,623	$(105,916)	$ 0	$161,752
____________________

(1)	Contributions in the last fiscal year are comprised of the following amounts: for Mr. Krause, $370,463 in contributions to the deferred compensation plan from salary and annual bonus and $210,331 from deferred receipt of vested RSUs; for Mr. Smith $42,905 in contributions to the deferred compensation plan from salary and $56,790 from deferred receipt of vested RSUs; for Mr. Grubbs, $108,142 in contributions to the deferred compensation plan from annual bonus; for Mr. Heins, $31,550 from deferred receipt of vested RSUs; and for Ms. Penn, $21,623 in contributions to the deferred compensation plan from salary.

(2)	Aggregate earnings in the last fiscal year include gains (losses) on deferred compensation plan investments and the change in fair value of vested deferred stock grants of $(934,471) and $(386,676), respectively, for Mr. Krause; $(238,323) and $(210,617) respectively, for Mr. Smith; $(34,245) and $0 respectively, for Mr. Grubbs; $0 and $(23,255) respectively, for Mr. Heins; and $(105,916) and $0 respectively, for Ms. Penn.

(3)	Represents the value of 73 shares withheld to pay taxes due upon vesting of RSUs in 2008.

(4)	Aggregate balance at last fiscal year includes a deferred compensation investment balance and a vested deferred stock balance of $1,239,027 and $116,418, respectively, for Mr. Krause; $318,603 and $60,803, respectively, for Mr. Smith; $73,897 and $0, respectively, for Mr. Grubbs; $0 and $7,834, respectively, for Mr. Heins; and $161,752 and $0, respectively, for Ms. Penn. The aggregate balances include 2007 deferrals of salary reflected in last year’s summary compensation table of $115,000 for Mr. Krause, $40,477 for Mr. Smith and $20,439 for Ms. Penn. Mr. Grubbs and Mr. Heins made no deferrals in Fiscal 2007.

     Deferred Compensation Plan. The Company maintains a deferred compensation plan for highly compensated employees who are not eligible to participate in the Company’s 401(k) plan. As a staffing company which employs a large number of temporary workers, IRS regulations severely limit the amount an employee can earn and still participate in the 401(k). Consequently the only savings plan available to highly compensated employees is the Deferred Compensation Plan (“DCP”). This plan is not qualified under IRS guidelines and distributions to the employees are taxable income when received. The DCP allows the participant to defer from 1% to 50% of gross base salary and from 1% to 80% of bonus payments, annually. Contributions are not required to be matched by the Company but the Company can elect to make matching contributions. No such matching contributions were made by the Company for Fiscal 2008 and have not been made for several years. Participant deferrals are tracked by the Company but are not guaranteed. The employee makes hypothetical investment elections in funds record kept by MullinTBG and the individual’s DCP balance reflects investment gains and losses from these hypothetical investments. Participant balances are at risk for all market changes and all earnings and losses are based on external market data. The participant must elect the distribution method at the time they elect to participate in the plan and these can be changed annually but such changes only apply to subsequent deferrals. Mr. Heins did not participate in the DCP.

     Deferred Stock Plan. Prior to July 2006, DSUs were granted pursuant to the Company’s Deferred Stock Plan. A DSU represents the right to receive a share of Common Stock in the future after meeting service requirements and financial targets. The holder may elect to accept delivery of the common share underlying such DSU at the time of vesting or to defer delivery until a designated time in the future. A stockholder does not possess voting power as to a common share underlying a DSU until the stockholder accepts delivery of such common share. A stockholder does possess dispositive power as to a DSU once the DSU has vested. In July 2006, the Deferred Stock Plan was replaced with the 2006 Plan. For 2007 and 2008, RSUs were granted pursuant to the 2006 Plan.

Potential Payments on Account of Retirement, Termination without Cause, Termination on Change in Control, Death/Disability or Resignation

     The chart below describes the benefit plans that potentially become payable to a NEO at, following, or in connection with any retirement, termination without cause, termination on change in control, death/disability or resignation of or by a NEO.

		Termination without	Termination on
Plan	Retirement	Cause	Change In Control	Death/Disability	Resignation
Deferred Stock Plan (DSUs)	Unvested awards are forfeited.	Unvested awards are forfeited.	All awards vest.	Awards are paid based on actual performance for the entire performance period, pro-rated for the number of months active.	Unvested awards are forfeited.
2006 Stock Incentive Plan (options)	Vested options can be exercised for 90 days post-termination. Unvested options are forfeited.	Vested options can be exercised for 90 days post-termination. Unvested options are forfeited.	All options vest.	Vested options can be exercised for 1 year post-termination. Unvested options are forfeited.	Vested options can be exercised for 90 days post-termination. Unvested options are forfeited.
2006 Stock Incentive Plan (RSUs)	Unvested awards are forfeited.	Unvested awards are forfeited.	All awards vest.	Awards are paid based on actual performance for the entire performance period, pro-rated for the number of months active.	Unvested awards are forfeited.
Annual Incentive Plan (Bonus)	Termination prior to the payout date results in forfeiture of bonus.	Termination prior to the end of the year results in forfeiture of bonus. Termination after year-end but before payout results in payment of bonus.	Termination prior to the end of the year results in forfeiture of bonus. Termination after year-end but before payout results in payment of bonus.	Death or disability prior to the end of the year results in payment of pro-rated bonus.	Termination prior to the payout date results in forfeiture of bonus.
Deferred Compensation Plan (DCP)	100% vesting occurs at age 65. Vested amounts are paid out.	Any unvested amounts are forfeited. Vested amounts are paid out.	Any unvested amounts are forfeited. Vested amounts are paid out.	100% vesting. Vested amounts are paid out.	Any unvested amounts are forfeited. Vested amounts are paid out.
Cash separation payments under Employment Agreement or Change in Control Agreement	None.	For all NEOs except the Chief Executive Officer, executive’s annual base salary plus a pro-rated annual incentive award target for the year of termination. For the Chief Executive Officer, three times the executive’s base salary and a pro-rated annual incentive award target for the year of termination.	For all NEOs with agreements except the Chief Executive Officer, two times the sum of executive’s annual base salary plus annual incentive award target for the year of termination; Health and welfare benefits continue for 24 months. For the Chief Executive Officer, three times the sum of executive’s annual base salary plus annual incentive award target for the year of termination; Health and welfare benefits continue for 36 months; separation payment is grossed up for Section 280(G) excise tax.	Pro-rated annual incentive award target for year of death or disability.	None.

Post-Termination and Change in Control Benefits as of December 28, 2008

		Termination without	Termination on
Name	Retirement	Cause (1)	Change In Control (1) (2)	Death/Disability (3)	Resignation
Roy G. Krause	$0	$2,640,000	$6,354,132 (4)	$638,750	$0
Mark W. Smith	$0	$ 655,200	$1,562,734	$286,400	$0
William J. Grubbs	$0	$ 756,000	$1,760,194	$329,000	$0
John D. Heins	$0	$ 454,400	$1,036,684	$168,750	$0
Loretta A. Penn	$0	$ 352,000	$ 769,910	$129,900	$0
____________________

(1)

Payments to be paid in a lump sum governed by the provisions of Section 409A. NEO must comply with one-year noncompete provision, confidentiality provision and execute and comply with a release of claims and non-disparagement agreement.

(2)	Includes vested stock distribution, distribution of unvested stock due to accelerated vesting, and continuation of health and welfare benefits as provided in the NEO’s CIC Agreement.

(3)	Payments to be paid in a lump sum governed by the provisions of Section 409A.

(4)	The calculation for Change-in-Control includes a provision for Section 280(G) excise tax and related gross up for Mr. Krause of $1,641,346.

AUDIT-RELATED MATTERS

Audit Committee Report

     The following Report of the Audit Committee of the Board of Directors (the “Audit Committee”) of Spherion does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Spherion filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Spherion specifically incorporates this Report by reference therein.

     The Audit Committee’s purpose is to assist the Board of Directors’ oversight of:

  The integrity of our financial statements;

  The integrity of our financial reporting process and systems of internal controls regarding finance and accounting;

  Our compliance with legal and regulatory requirements;

  The independent auditors’ qualifications, independence and performance;

  The performance of our internal audit function; and

  Communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

     A more detailed description of the scope of the Audit Committee’s responsibilities and how they will be carried out is contained in the Audit Committee’s charter which is available on our website at www.spherion.com under the Corporate Governance tab found in the Investor Relations section.

     The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter. To carry out its responsibilities, the Audit Committee held 13 meetings during Fiscal 2008. The Audit Committee regularly meets in executive sessions with our independent auditors and with our internal auditors, in each case without the presence of our management.

     The members of the Audit Committee during Fiscal 2008 were William F. Evans (Chairman), Steven S. Elbaum and David R. Parker. Each member of the Audit Committee has certified that he is independent from us as such term is defined in Sections 303.01(B)(2)(a) and (3) of the NYSE’s listing standards and Chairman William F. Evans has been designated by the Board as an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the Securities Exchange Act of 1934.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from our independent auditors, Deloitte & Touche LLP, a formal written statement describing all relationships between the auditors and Spherion that might bear on the auditors’ independence consistent with the Public Company Accounting Oversight Board’s Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence”; discussed with the auditors any relationships that may impact their objectivity and independence; and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors, the quality and adequacy of our internal controls and the internal audit function’s organization and responsibilities. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

     The Audit Committee discussed and reviewed with the independent auditors all communications required by auditing standards generally accepted in the United States of America, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

     The Audit Committee reviewed our audited financial statements as of and for the fiscal year ended December 28, 2008, with management and the independent auditors. Management has the responsibility for the preparation of our financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 28, 2008, for filing with the Securities and Exchange Commission.

     The Audit Committee and the Board of Directors have also recommended, subject to stockholder ratification, the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2009.

Date: April 9, 2009

BY THE 2008 AUDIT COMMITTEE,

William F. Evans, Chairman
Steven S. Elbaum
David R. Parker

Audit and Non-Audit Fees

     The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”), for professional services rendered for Fiscal 2008 and 2007 are set forth below:

	Fiscal 2008	Fiscal 2007
Audit fees	$1,315,000	$1,406,000
Audit-related fees	93,000	27,000
Tax fees	13,000	44,000
Other fees	106,000	184,000
Total fees	$1,527,000	$1,661,000

     In Fiscal 2008 and Fiscal 2007, audit-related fees for both years include benefit plans and statutory audit fees. Tax fees are comprised solely of fees for tax compliance and preparation. Other fees include fees associated with transaction-related due diligence. The Audit Committee has considered and has agreed that the provision of services as described above is compatible with maintaining Deloitte’s independence.

Pre-Approval Policies and Procedures

     The Audit Committee pre-approves the engagement of the independent auditor for all professional services. The pre-approval process generally involves the full Audit Committee evaluating and approving the particular engagement prior to the commencement of services. However, the Audit Committee has delegated pre-approval authority to Mr. Evans, as Audit Committee Chairperson, for circumstances when it is impractical to hold a meeting of the full Audit Committee. In the event that Mr. Evans pre-approves an engagement, he is then required to report the pre-approval to the full Audit Committee at the next regularly scheduled Audit Committee meeting.

     All non-audit services performed by our independent auditor during Fiscal 2008 were pre-approved by the Audit Committee in accordance with its policy and procedures, and the Audit Committee concluded that the provision of such services by our independent auditor is compatible with maintaining its independence.

ITEMS TO BE VOTED ON

Item 1 - Election of Directors

     Our Restated Certificate of Incorporation and Restated By-laws provide that the number of directors needed to constitute the Board of Directors shall be nine unless otherwise fixed by a resolution adopted by a majority of the entire Board. The Restated Certificate of Incorporation further provides that the Board of Directors shall be divided into three classes: Class I, Class II and Class III, with each class to consist, as nearly as possible, of one-third of the members of the Board. Members of each class of the Board of Directors are elected for a term of three years, and the term of office of one class of directors expires at each annual meeting of stockholders.

     At the 2009 Annual Meeting of Stockholders, three Class I directors will be elected to hold office for three years, or in each case, until their respective successors are duly elected and qualified. William F. Evans, Roy G. Krause and Barbara Pellow have been nominated for election as Class I directors and each of them is currently serving as a Class I director. The shares voted by proxies solicited by the Board will be voted for the election of Messrs. Evans and Krause and Ms. Pellow unless authority to do so is withheld as provided in the Proxy Card. All nominees have consented to serve if elected and the Board of Directors has no reason to believe that any of the nominees will be unable to accept the office of director, but if such contingency should arise, it is the intention of the proxies to vote for such person or persons as the Board of Directors may recommend.

Directors Standing for Election

Name and Age	Principal Occupation and Directorships
NOMINEES FOR CLASS I
(term expiring in 2012)

William F. Evans (61)

Director of Spherion since August 1993. Executive Vice President and Chief Financial Officer, Witness Systems, Inc., a global provider of workforce optimization software and services, May 2002 until June 2007 (retired). Director of Wolverine Tube, Inc., a global provider of copper tubing and components, since April 2008.

Roy G. Krause (62)

Director of Spherion since October 2004. President and Chief Executive Officer of Spherion since October 2004; President and Chief Operating Officer of Spherion from July 2003 to October 2004; Executive Vice President and Chief Financial Officer of Spherion from October 1995 to July 2003.

Barbara Pellow (54)

Director of Spherion since October 2006. Managing Partner, Pellow and Partners, LLC, a marketing and consulting firm, since February 2006. Chief Marketing Officer, Kodak Graphic Communications Group, from April 2004 until February 2006. Administrative Chair, Rochester Institute of Technology, School of Print Media, from August 2001 until May 2004.

Name and Age	Principal Occupation and Directorships
CONTINUING DIRECTORS - CLASS II
(term expiring in 2010)

Steven S. Elbaum (60)

Director of Spherion since May 1996. Chairman of Spherion from April 2001 until May 2007. Director of Brandon Systems Corporation, a technology staffing company purchased by Spherion, from January 1987 until May 1996. Chairman and Chief Executive Officer of The Alpine Group, Inc., an investment holding company, since June 1984. Director of Vestaur Securities, Inc., a closed-end investment company, from March 1999 until May 2005. Chairman of Superior Cables Ltd., an Israeli public company and producer of medium and high voltage power cable, since May 1998. Chairman of Wolverine Tube, Inc., a global producer of copper tubing and components, since February 2007.

David R. Parker (65)

Director of Spherion since February 2003. Chief Operating Officer, The Archstone Partnerships, a fund of funds manager, since January 2005. Managing Director of The Archstone Partnerships, from February 2003 until January 2005. Director, Tupperware Corporation since March 1997.

Anne Szostak (58)

Director of Spherion since March 2005. President and Chief Executive Officer, Szostak Partners, a consulting firm that advises CEOs on strategic and human resource issues, since November 2005. Executive Vice President and Corporate Director of Human Resources, FleetBoston Financial Corporation from October 1998 until May 2004. Director, Tupperware Corporation since August 2000. Director, Belo Corporation, a media company, since October 2004. Director, Dr Pepper Snapple Group, Inc., a refreshment beverage company, since May 2008.

CONTINUING DIRECTORS - CLASS III
(term expiring in 2011)

James J. Forese (73)

Chairman of Spherion since May 2007. Director of Spherion since February 2003. Operating Partner and Chief Operating Officer, Thayer Hidden Creek, a private equity investment firm, since July 2003. Director, Anheuser-Busch Companies, Inc., a beverage company, since April 2003. Director, BFI Canada Income Fund, a waste management company, since January 2004. Director, Suntron Corporation, a manufacturing company, since April 2004.

J. Ian Morrison (56)	Director of Spherion since August 1993. Consultant and President Emeritus, Institute for the Future, a non-profit research and consulting firm, since August 1996.

A. Michael Victory (74)

Director of Spherion since August 1980. President of AMEC Capital, Inc., an investment banking and venture capital firm, since September 1996. President and Chief Executive Officer of Demeter Systems LLC, a research and development company with energy efficient products and technologies for companies in energy-related industries, from March 2005 until December 2005.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES FOR CLASS I DIRECTOR. IF YOU COMPLETE THE ENCLOSED PROXY CARD, UNLESS YOU DIRECT TO THE CONTRARY ON THAT CARD, THE SHARES REPRESENTED BY THAT PROXY CARD WILL BE VOTED “FOR” ALL THE NOMINEES.

Item 2 - Ratification of Appointment of Auditors

     The Audit Committee of our Board of Directors has recommended the appointment of Deloitte & Touche LLP as our independent auditor for the 2009 fiscal year. Deloitte & Touche LLP audited our accounts for Fiscal 2008. Services provided to us and our subsidiaries by Deloitte & Touche LLP in Fiscal 2008 are described under “Audit and Non-Audit Fees” on page 26. Our Audit Committee considers Deloitte & Touche LLP to be well qualified. The Audit Committee is responsible for the appointment, oversight and termination of our independent auditor. We are seeking the ratification of our stockholders of this appointment, although our Audit Committee is not bound by any stockholder action on this matter. If the appointment of Deloitte & Touche LLP as our independent auditor is not ratified by our stockholders, the Audit Committee will reconsider its appointment, but may nevertheless retain Deloitte & Touche LLP. Also, even if the appointment of Deloitte & Touche LLP as our independent auditor is ratified by our stockholders, the Audit Committee may direct the appointment of a different independent auditor at any time during the year if the Audit Committee determines, in its discretion, that such a change would be in our best interests. Representatives of Deloitte & Touche LLP plan to attend the Annual Meeting, will be afforded an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP. IF YOU COMPLETE THE ENCLOSED PROXY CARD, UNLESS YOU DIRECT TO THE CONTRARY ON THAT CARD, THE SHARES REPRESENTED BY THAT PROXY CARD WILL BE VOTED “FOR” THIS PROPOSAL.

Other Matters

     The Board of Directors knows of no other matters which will be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting it is intended that the persons named in the proxy will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

     Based on a review of filings with the Securities and Exchange Commission, the following represents each person known to us to be the beneficial owner of more than five percent of the Common Stock:

	Shares of Common Stock
Name of Beneficial Owner and Address	Beneficially Owned	Percent of Class
Donald Smith & Co., Inc. (1)	5,327,250	10.35%
152 West 57th Street
New York, New York 10019
Dimensional Fund Advisors LP (2)	4,897,399	9.51%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746
Barclays (3)	3,866,667	7.51%
400 Howard Street
San Francisco, California 94105
Pzena Investment Management, LLC (4)	3,083,657	5.99%
120 West 45th Street, 20th Floor
New York, New York 10036
____________________

(1)

Based on Schedule 13G filed with the Securities and Exchange Commission on February 11, 2009, Donald Smith & Co., Inc. is the beneficial owner of 5,327,250 shares of the Common Stock or 10.35% of shares outstanding, which shares were acquired for investment purposes by such investment adviser for certain of its clients. Donald Smith & Co., Inc. asserts sole voting power as to 4,513,350 of the shares and sole dispositive power as to all 5,327,250 shares.

(2)

Based on Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2009, Dimensional Fund Advisors LP is the beneficial owner of 4,897,399 shares of the Common Stock or 9.51% of shares outstanding (as manager for a variety of funds that own such shares), which shares were acquired for investment purposes by such investment adviser for certain of its clients. Dimensional Fund Advisors LP asserts sole voting power as to 4,790,099 of the shares and sole dispositive power as to all 4,897,399 shares.

(3)

Based on Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009, Barclays Global Investors, NA is the beneficial owner of 1,529,647 shares of the Common Stock or 2.97% of shares outstanding, Barclays Global Fund Advisors is the beneficial owner of 2,303,561 shares of Common Stock or 4.47% of shares outstanding and Barclays Global Investors, Ltd is the beneficial owner of 33,459 shares of the Common Stock or 0.06% of shares outstanding for a combined total of 3,866,667 shares or 7.51% of shares outstanding, which shares were acquired for investment purposes by such investment advisers for certain of their clients. Barclays Global Investors, NA asserts sole voting power as to 1,274,914 shares and sole dispositive power as to all 1,529,647 shares. Barclays Global Fund Advisors asserts sole voting power as to 1,714,724 shares and sole dispositive power as to all 2,303,561 shares. Barclays Global Investors, Ltd asserts sole voting power over none of the shares and sole dispositive power as to all 33,459 shares.

(4)

Based on Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2009, Pzena Investment Management, LLC is the beneficial owner of 3,083,657 shares of the Common Stock or 5.99% of shares outstanding, which shares were acquired for investment purposes by such investment adviser for certain of its clients. Pzena Investment Management, LLC asserts sole voting power as to 2,327,457 of the shares and sole dispositive power as to all 3,083,657 shares.

     The following table sets forth the beneficial ownership of our Common Stock as of March 23, 2009 by each of the NEOs in the Summary Compensation Table on page 18 and all of our continuing directors and nominees to the Board of Directors, as well as the directors and executive officers as a group. The determinations of beneficial ownership by our directors and executive officers of the Common Stock are based upon Rule 13d-3 under the Securities Exchange Act of 1934, as amended. This Rule provides that shares shall be deemed so owned where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose or to direct the disposition of shares; or where a person has the right to acquire any such power within 60 days after the date such beneficial ownership is determined.

	Shares of Common Stock	Percent of Class
Name of Beneficial Owner	Beneficially Owned (1)	if more than 1%
Roy G. Krause (2)	2,135,481	3.88%
Mark W. Smith (3)	642,817	1.17%
William J. Grubbs (4)	247,750	*
John D. Heins (5)	124,588	*
Loretta A. Penn (6)	49,646	*
James J. Forese (7)	46,327	*
Steven S. Elbaum (8)	252,858	*
J. Ian Morrison (9)	81,230	*
William F. Evans (10)	78,612	*
A. Michael Victory (11)	77,812	*
David R. Parker (12)	46,378	*
Anne Szostak (13)	28,440	*
Barbara Pellow	10,314	*
Directors and Executive Officers as a group (13 persons) (14)	3,822,253	6.94%
____________________

*	Indicates less than 1.0%

(1)

Unless otherwise indicated in the notes to this table, the stockholders listed in the table have sole voting and dispositive power with respect to shares beneficially owned by them. Deferred Stock Units (“DSUs”) and Restricted Stock Units (“RSUs”) have been granted to certain of our directors and executive officers. A DSU and an RSU each represent the right to receive a share of Common Stock in the future after meeting service requirements or financial performance targets. Included in the shares beneficially owned by the stockholders are DSUs and RSUs that have vested. The holder may elect to accept delivery of the common share underlying such DSU or RSU at the time of vesting or to defer delivery until a designated time in the future. A stockholder does not possess voting power as to a common share underlying a DSU or RSU until the stockholder accepts delivery of such common share. A stockholder does possess dispositive power as to a DSU or RSU once such DSU or RSU has vested.

(2)

Includes 1,085,233 shares of Common Stock deemed to be beneficially owned by Mr. Krause by reason of his right to acquire such shares within 60 days after March 23, 2009 through the exercise of stock options granted to him pursuant to the 2006 Plan and its predecessor plans and 106,552 shares of Common Stock deemed to be beneficially owned by Mr. Krause by reason of his right to acquire such shares within 60 days after March 23, 2009 through the vesting and delivery of shares of Common Stock pursuant to the Spherion Deferred Stock Plan (the “DSU Plan”) and RSUs under the 2006 Plan. Excludes 55,000 DSU shares that were forfeited on March 31, 2009 as the Company did not meet certain performance targets for the 2006 through 2008 performance cycle required for vesting. Also includes 755,319 shares of Common Stock held by Mr. Krause pursuant to the Spherion Deferred Compensation Plan (the “DCP”). Those employees holding shares of Common Stock pursuant to the DCP have no voting power for those shares but do have dispositive power.

(3)

Includes 361,186 shares of Common Stock deemed to be beneficially owned by Mr. Smith by reason of his right to acquire such shares within 60 days after March 23, 2009 through the exercise of stock options granted to him pursuant to the 2006 Plan and its predecessor plans and 47,241 shares of Common Stock deemed to be beneficially owned by Mr. Smith by reason of his right to acquire such shares within 60 days after March 23, 2009 through the vesting and delivery of shares of Common Stock pursuant to the DSU Plan and RSUs under the 2006 Plan. Excludes 16,000 DSU shares that were forfeited on March 31, 2009 as the Company did not meet certain performance targets for the 2006 through 2008 performance cycle required for vesting. Also includes 193,586 shares of Common Stock held by Mr. Smith pursuant to the DCP.

(4)

Includes 156,626 shares of Common Stock deemed to be beneficially owned by Mr. Grubbs by reason of his right to acquire such shares within 60 days after March 23, 2009 through the exercise of stock options granted to him pursuant to the 2006 Plan and its predecessor plans. Excludes 17,000 DSU shares that were forfeited on March 31, 2009 as the Company did not meet certain performance targets for the 2006 through 2008 performance cycle required for vesting. Also includes 47,944 shares of Common Stock held by Mr. Grubbs pursuant to the DCP.

(5)

Includes 50,998 shares of Common Stock deemed to be beneficially owned by Mr. Heins by reason of his right to acquire such shares within 60 days after March 23, 2009 through the exercise of stock options granted to him pursuant to the 2006 Plan and its predecessor plans and 9,854 shares of Common Stock deemed to be beneficially owned by Mr. Heins by reason of his right to acquire such shares within 60 days after March 23, 2009 through the vesting and delivery of shares of Common Stock pursuant to the DSU Plan and RSUs under the 2006 Plan. Excludes 9,000 DSU shares that were forfeited on March 31, 2009 as the Company did not meet certain performance targets for the 2006 through 2008 performance cycle required for vesting.

(6)

Includes 42,416 shares of Common Stock deemed to be beneficially owned by Ms. Penn by reason of her right to acquire such shares within 60 days after March 23, 2009 through the exercise of stock options granted to her pursuant to the 2006 Plan and its predecessor plans. Also includes 1,057 shares of Common Stock held by Ms. Penn pursuant to the DCP.

(7)

Includes 5,000 shares of Common Stock deemed to be beneficially owned by Mr. Forese by reason of his right to acquire such shares within 60 days after March 23, 2009 through the exercise of stock options granted to him pursuant to the 2006 Plan and its predecessor plans and 26,327 shares of Common Stock deemed to be beneficially owned by Mr. Forese by reason of his right to acquire such shares within 60 days after March 23, 2009 through the vesting and delivery of shares of Common Stock pursuant to the DSU Plan and RSUs under the 2006 Plan.

(8)

Includes 82,111 shares of Common Stock deemed to be beneficially owned by Mr. Elbaum by reason of his right to acquire such shares within 60 days after March 23, 2009 through the exercise of stock options granted to him pursuant to the 2006 Plan and its predecessor plans and 99,201 shares of Common Stock deemed to be beneficially owned by Mr. Elbaum by reason of his right to acquire such shares within 60 days after March 23, 2009 through the vesting and delivery of shares of Common Stock pursuant to the DSU Plan and RSUs under the 2006 Plan.

(9)

Includes 39,738 shares of Common Stock deemed to be beneficially owned by Mr. Morrison by reason of his right to acquire such shares within 60 days after March 23, 2009 through the exercise of stock options granted to him pursuant to the 2006 Plan and its predecessor plans and 31,358 shares of Common Stock deemed to be beneficially owned by Mr. Morrison by reason of his right to acquire such shares within 60 days after March 23, 2009 through the vesting and delivery of shares of Common Stock pursuant to the DSU Plan and RSUs under the 2006 Plan.

(10)

Includes 39,738 shares of Common Stock deemed to be beneficially owned by Mr. Evans by reason of his right to acquire such shares within 60 days after March 23, 2009 through the exercise of stock options granted to him pursuant to the 2006 Plan and its predecessor plans and 31,358 shares of Common Stock deemed to be beneficially owned by Mr. Evans by reason of his right to acquire such shares within 60 days after March 23, 2009 through the vesting and delivery of shares of Common Stock pursuant to the DSU Plan and RSUs under the 2006 Plan.

(11)

Includes 39,738 shares of Common Stock deemed to be beneficially owned by Mr. Victory by reason of his right to acquire such shares within 60 days after March 23, 2009 through the exercise of stock options granted to him pursuant to the 2006 Plan and its predecessor plans.

(12)

Includes 5,000 shares of Common Stock deemed to be beneficially owned by Mr. Parker by reason of his right to acquire such shares within 60 days after March 23, 2009 through the exercise of stock options granted to him pursuant to the 2006 Plan and its predecessor plans and 20,915 shares of Common Stock deemed to be beneficially owned by Mr. Parker by reason of his right to acquire such shares within 60 days after March 23, 2009 through the vesting and delivery of shares of Common Stock pursuant to the DSU Plan and RSUs under the 2006 Plan.

(13)

Includes 13,126 shares of Common Stock deemed to be beneficially owned by Ms. Szostak by reason of her right to acquire such shares within 60 days after March 23, 2009 through the vesting and delivery of shares of Common Stock pursuant to the DSU Plan and RSUs under the 2006 Plan.

(14)

Includes an aggregate of 1,907,784 shares of Common Stock deemed to be beneficially owned by our directors and executive officers by reason of their right to acquire such shares within 60 days after March 23, 2009 through the exercise of stock options granted to them pursuant to the 2006 Plan and its predecessor plans and 385,932 shares of Common Stock deemed to be beneficially owned by our directors and executive officers by reason of their right to acquire such shares within 60 days after March 23, 2009 through the vesting and delivery of shares of Common Stock pursuant to the DSU and RSUs under the 2006 Plan. Excludes 97,000 DSU shares that were forfeited on March 31, 2009 as the Company did not meet certain performance targets for the 2006 through 2008 performance cycle required for vesting. Also includes 997,906 shares of Common Stock held by our executive officers pursuant to the DCP.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires certain of our officers, directors and persons who beneficially own more than ten percent of our Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of beneficial ownership of the Common Stock on Form 3 and reports of changes in beneficial ownership of the Common Stock on Form 4 or Form 5. Such persons are also required to furnish us with copies of all such reports filed. Based solely on our review of Forms 3, 4 and 5 and amendments thereto furnished to us with respect to Fiscal 2008, as well as any written representations furnished to us that no other reports were required, we believe that, during Fiscal 2008, all Section 16(a) filing requirements applicable to such persons were timely filed, except that Teri L. Miller, the Company’s vice president of finance, filed one report on Form 4 late, representing two transactions occurring in May 2008.

Proxy Solicitation Costs

     In addition to soliciting proxies by mail, certain of our employees may also solicit proxies personally, by telephone or otherwise, but such persons will not receive any special compensation for such services. We will reimburse brokerage firms, banks, fiduciaries, voting trustees and other nominees for customary costs of forwarding the soliciting material to each beneficial owner of stock held of record by them. We will pay the entire cost of this solicitation.

Additional Information

     The Annual Report to our Stockholders for fiscal year ended December 28, 2008 (the “Annual Report”), and the Annual Report on Form 10-K for the fiscal year ended December 28, 2008 (the “Form 10-K”) are being mailed concurrently with this Proxy Statement to all stockholders of record as of March 23, 2009. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of the Annual Report and the Form 10-K so that such record holders could supply such material to beneficial owners as of March 23, 2009. A copy of our Form 10-K, our Governance Principles, each of the Charters of our Committees of the Board of Directors, and our Code of Business Conduct and Ethics and the Code of Ethics for Chief Executive Officer and Senior Financial Officers, will be available without charge upon written request to:

     Randal Atkinson
     Investor Relations
     Spherion Corporation
     2050 Spectrum Boulevard
     Fort Lauderdale, Florida 33309

BY ORDER OF THE BOARD OF DIRECTORS,

THAD S. FLORENCE
Secretary

April 9, 2009

SPHERION CORPORATION 2050 SPECTRUM BLVD. FORT LAUDERDALE, FL 33309	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 19, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by Spherion Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 19, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Spherion Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M12788	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
SPHERION CORPORATION						For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors
Item 1.	The election of three Class I members of the Board of Directors to hold office until the 2012 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

	Nominees:	Class I 01) William F. Evans 02) Roy G. Krause 03) Barbara Pellow

Vote on Proposal										For	Against	Abstain

Item 2. A proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditors for the 2009 fiscal year.										☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Please indicate if you plan to attend this meeting.				☐	☐

				Yes	No

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at http://investor.spherion.com

M12789

Annual Meeting of Stockholders - May 20, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Spherion Corporation, a Delaware corporation (“Spherion”), hereby acknowledge(s) receipt of the Notice of the 2009 Annual Meeting of Stockholders and related Proxy Statement and Spherion’s 2008 Annual Report to Stockholders. The undersigned hereby appoint(s) Mark W. Smith and Thad S. Florence, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, to vote on behalf and in the name of the undersigned, all shares of common stock, which the undersigned would be entitled to vote if then and there personally present at the Annual Meeting of Stockholders, to be held May 20, 2009 at 9:00 a.m., EDT, at Spherion's corporate headquarters, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309, and at any adjournment or adjournments thereof, on all matters set forth on the reverse side.

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued, and to be signed and dated, on the reverse side.)